UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1) *


                        TRI-COUNTY FINANCIAL CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          COMMON STOCK, $.01 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   89546L 10 7
                                 --------------
                                 (CUSIP Number)

                                DECEMBER 31, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

     [ ]  Rule 13d-1(b)

     [ ]  Rule 13d-1(c)

     [X]  Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                Page 1 of 6 pages

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CUSIP NO. 89546L 10 7                  13G                     PAGE 2 OF 6 PAGES
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1          NAMES OF REPORTING PERSONS:
           MICHAEL L. MIDDLETON
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

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2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                           (a) [ ]

                                                           (b) [X]
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3          SEC USE ONLY

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4          CITIZENSHIP OR PLACE OF ORGANIZATION
           UNITED STATES OF AMERICA
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       NUMBER OF          5      SOLE VOTING POWER                   43,793
         SHARES           ------------------------------------------------------
      BENEFICIALLY        6      SHARED VOTING POWER                  9,609
        OWNED BY          ------------------------------------------------------
          EACH            7      SOLE DISPOSITIVE POWER              74,618
       REPORTING          ------------------------------------------------------
         PERSON           8      SHARED DISPOSITIVE POWER             9,609
          WITH
--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           84,227
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10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
           [ ]
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                    11.0%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                    IN
--------------------------------------------------------------------------------

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CUSIP NO. 89546L 10 7                  13G                     PAGE 3 OF 6 PAGES
--------------------------------------------------------------------------------


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1          NAMES OF REPORTING PERSONS:
           SARA MIDDLETON
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                           (a) [ ]

                                                           (b) [X]
--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
           UNITED STATES OF AMERICA
--------------------------------------------------------------------------------

       NUMBER OF          5      SOLE VOTING POWER                   9,505
         SHARES           ------------------------------------------------------
      BENEFICIALLY        6      SHARED VOTING POWER                     0
        OWNED BY          ------------------------------------------------------
          EACH            7      SOLE DISPOSITIVE POWER              9,505
       REPORTING          ------------------------------------------------------
         PERSON           8      SHARED DISPOSITIVE POWER                0
          WITH
--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           9,505
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
           [ ]
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                    1.2%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                    IN
--------------------------------------------------------------------------------

                                                  ------------------------------
                                                           PAGE 4 OF 6 PAGES
                                                  ------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


ITEM 1(a)      NAME OF ISSUER:  Tri-County Financial Corporation

ITEM 1(b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
               3035 Leonardtown Road, Waldorf, Maryland 20604

ITEM 2(a)      NAMES OF PERSONS FILING:  Michael L. and Sara Middleton

ITEM 2(b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE:
               3035 Leonardtown Road, Waldorf, Maryland 20604

ITEM 2(c)      CITIZENSHIP:  United States of America

ITEM 2(d)      TITLE OF CLASS OF SECURITIES:  Common Stock, $.01 par value.

ITEM 2(e)      CUSIP NUMBER:  89546L 10 7

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

               Not applicable. This Statement is being filed pursuant to Rule 13d-1(d).

ITEM 4.        OWNERSHIP.

               (a)  AMOUNT  BENEFICIALLY  OWNED: See Row 9 of the second part of
                    ---------------------------
                    the cover page for each reporting person.

               (b)  PERCENT OF CLASS: See Row 11 of the second part of the cover
                    ----------------
                    page for each reporting person.

               (c)  NUMBER OF SHARES AS TO WHICH THE PERSON HAS:  See Rows 5, 6,
                    -------------------------------------------
                    7, and 8 of the second part of the cover page for each reporting person.

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

                                                  ------------------------------
                                                          PAGE 5 OF 6 PAGES
                                                  ------------------------------

ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

     Not applicable.

ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

     See Exhibit A

ITEM 9.       NOTICE OF DISSOLUTION OF GROUP.

     Not applicable.

ITEM 10.      CERTIFICATION.

     By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                  ------------------------------
                                                          PAGE 6 OF 6 PAGES
                                                  ------------------------------


                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




         /s/ Michael L. Middleton                          February 14, 2003
         --------------------------------------            -----------------
         Michael L. Middleton                              Date


         /s/ Sara Middleton                                February 14, 2003
         --------------------------------------            -----------------
         Sara Middleton                                    Date

                                                                       EXHIBIT A
                                                                       ---------


Members of the group:

Michael L. Middleton
Sara Middleton

                                                                       EXHIBIT B
                                                                       ---------


                         AGREEMENT RELATING TO FILING OF
                         -------------------------------
                           JOINT STATEMENT PURSUANT TO
                           ---------------------------
                               RULE 13d-1(k) UNDER
                               -------------------
                       THE SECURITIES EXCHANGE ACT OF 1934
                       -----------------------------------


     The Undersigned agree that the Statement of Schedule 13G to which this Agreement is attached is filed on behalf of each of them.


Date: February 14, 2003                By:  /s/ Michael L. Middleton
                                            ----------------------------------
                                            Michael L. Middleton



                                       By:  /s/ Sara Middleton
                                            ----------------------------------
                                            Sara Middleton